Exhibit 99.1

Manpower Inc. Names Rozanne L. Ridgway to Board of Directors

MILWAUKEE, Wis., Feb. 25 /PRNewswire-FirstCall/-- Manpower Inc. (NYSE: MAN) today announced that Rozanne L. Ridgway, 66, has been appointed to the company's Board of Directors. She will fill a position vacated by Nancy Brinker, who resigned in August of 2001 to take the post of U.S. Ambassador to Hungary.

"Roz Ridgway has a wealth of expertise in international relations through her exceptional career at the U.S. State Department," said Jeffrey A. Joerres, Chairman & CEO of Manpower Inc. "This background, combined with her corporate board experience, will be a great addition to our Board as Manpower continues to execute our global business strategies."

Ridgway was a career diplomat for 32 years, serving as the U.S. Ambassador to the German Democratic Republic from 1982 to 1985 and as the U.S. Ambassador to Finland from 1977 to 1980. She capped her career as Assistant Secretary of State for European and Canadian Affairs from 1985 to 1989.

From 1989 to 1996, she was President and then Co-Chairman of the Atlantic Council of the U.S., a non-partisan network promoting constructive U.S. leadership and engagement in international affairs. In 1998, she was elected to the National Women's Hall of Fame.

Ridgway is currently a member of the Board of Directors for 3M, The Boeing Company, Sara Lee Corporation, Emerson Electric Co. and the New Perspective Fund. She is also a Trustee for the Brookings Institution, the George C. Marshall Foundation, the National Geographic Society and Hamline University, her alma mater in St. Paul, Minnesota.

Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through 3,900 offices in 61 countries. The firm annually provides employment to 2 million people worldwide and is an industry leader in employee assessment and training. Manpower also provides a range of staffing solutions, engagement and consulting services worldwide under the subsidiary brands of Brook Street, Elan, The Empower Group and Jefferson Wells. More information on Manpower Inc. can be found at the company's Web site, www.manpower.com.

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